Exhibit 8.1

October 1, 2021

BuzzFeed, Inc.

111 E. 18th Street

13th Floor

New York, NY 10003

Re:Agreement and Plan of Merger dated June 24, 2021

Ladies and Gentlemen:

We have acted as counsel to BuzzFeed, Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger (the “Agreement”), dated as of June 24, 2021, by and among the Company, 890 5th Avenue Partners, Inc., a Delaware corporation (“Parent”), Bolt Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub I”), and Bolt Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub II”). This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-258343) (as amended through the date hereof, the “Registration Statement”) of Parent, including the proxy statement/prospectus forming a part thereof, relating to the transactions contemplated by the Agreement. Capitalized terms not defined herein have the meanings specified in the Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement and the proxy statement/prospectus, (iii) the tax representation letter of Parent and Merger Sub, dated as of September 30, 2021 and delivered to us for purposes of this opinion, the tax representation letter of the Company, Dates as of September 30, 2021 and delivered to us for purposes of this opinion and (v) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.

Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.

The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Agreement, the Registration Statement and the proxy statement/prospectus, and the Mergers will be effective under the laws of the State of Delaware;

3.

All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement, the Registration Statement and the proxy statement/prospectus;

6.

The benefits received by NBCUniversal Media, LLC (“NBCU”) pursuant to a definitive agreement entered into between the Company and NBCU, as further described in that certain binding term sheet entered into between the Company and NBCU on June 23, 2021, and including any benefits received pursuant to further agreement negotiated pursuant to Section 9 of the binding term sheet and entered into by the Company and NBCU (such agreements, the “NBCU Commercial Agreement” and such benefits, the “NBCU Commercial Benefits”), will be treated as additional money or other property received by NBCU as part of the “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations; and

7.

Neither (a) the fair market value of the NBCU Commercial Benefits as of the Effective Time, nor (b) the total NBCU Commercial Benefits to be conveyed by the Company to NBCU and any of its affiliates over the complete term of the NBCU Commercial Agreement (treating such benefits as are conveyed as additional money or other property provided to NBCU as part of the plan of reorganization) will be sufficiently large as to cause the Two-Step Merger to fail to satisfy the “continuity of interest” requirement described in Treasury Regulations Section 1.368-1(e).

Based upon and subject to the foregoing, we are of the opinion that, (i) under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii)the discussion under the heading “Material U.S. Federal Income Tax Considerations – Tax Consequences of the Business Combination to BuzzFeed Stockholders” contained in the Registration Statement, insofar as it relates to statements of United States federal income tax law, is accurate in all material respects.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.

This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Mergers. We express no opinion as to U.S. federal, state, local, foreign, or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.

No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

3.	No opinion is express as to any valuation, appraisal or similar matter, including but not limited to the fair market value of the NBCU Commercial Benefits.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Material U.S. Federal Income Tax Considerations.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fenwick & West LLP

Fenwick & West LLP